Exhibit 4.2

EXECUTION COPY

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: June 7, 2022

Current Issue Date: March 8, 2024

Original Principal Amount: $

Purchase Price: $

Current Principal Amount: $

AMENDED AND RESTATED ORIGINAL ISSUE DISCOUNT SENIOR SECURED

CONVERTIBLE PROMISSORY NOTE

DUE JUNE 7, 2024

THIS AMENDED AND RESTATED ORIGINAL ISSUE DISCOUNT SENIOR SECURED CONVERTIBLE PROMISSORY NOTE is a duly authorized and validly issued debt obligation of Optimus Healthcare Services, Inc., a Florida corporation (which was formerly known as Between Dandelions, Inc.) (the “Company” or the “Borrower”), having its principal place of business at 1400 Old Country Road, Suite 306, Westbury, NY 11590, designated as its Original Issue Discount Senior Secured Convertible Promissory Note due June 7, 2024 (the “Original Note”).

Subsequent to the Original Issue Date, the Company, the Holder and the other parties to the Purchase Agreements have entered into a Forbearance Agreement (the “Forbearance Agreement”), dated at or around the date hereof. Upon the terms and subject to the conditions of the Forbearance Agreement, the Company has entered into this Amended and Restated Note (this “Note”), which amends and restates the Original Note in its entirety.

FOR VALUE RECEIVED, the Company promises to pay to          or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $           and any other sums due hereunder on June 7, 2024 (the “Maturity Date”), or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company, (b) there is commenced against the Company any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company makes a general assignment for the benefit of creditors, (f) the Company calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Company, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 4(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which the New York Federal Reserve Bank is closed.

“Buy-In” shall have the meaning set forth in Section 4(c)(v).

“Change of Control Transaction” means the occurrence after the date hereof of any of the following: (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company (other than by means of conversion or exercise of this Note), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than fifty-one percent (51%) of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than fifty-one percent (51%) of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a twelve month period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Conversion Date” shall have the meaning set forth in Section 4(a).

“Conversion Price” shall have the meaning set forth in Section 4(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Note in accordance with the terms hereof. Notwithstanding anything else contained herein, the Holder, at its option and in addition to any other rights it has hereunder, may, upon prior written notice, require the Company to issue to the Holder, upon conversion of this Note in accordance with Section 2 hereunder, in lieu of issuing Common Stock as Conversion Shares under this Note, such number of shares of a to-be-issued class of preferred stock of the Company, which shall be convertible into the same number of shares of Common Stock as shall be issuable upon such conversion of this Note.

“Distribution” shall have the meaning set forth in Section 5(c).

“Event of Default” shall have the meaning set forth in Section 6(a).

“Equity Conditions” means, during the period in question, (a) the Company shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the Holder, if any, (b) the Company shall have paid all liquidated damages and other amounts owing to the Holder in respect of this Note, (c) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and the Company believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (d) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to the Transaction Documents (including upon conversion of the outstanding principal amount of this Note), (e) there is no existing Event of Default or no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default, (f) the issuance of the shares in question to the Holder would not violate the limitations set forth in Section 4(d) herein, (g) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, (h) the Holder is not in possession of any information provided by the Company that constitutes, or may constitute, material non-public information, and (i) a registration statement as contemplated by the Registration Rights Agreement is effective.

“Interest Payment Rate” means the lesser of (a) $0.0625 or (b) 100% of the closing sale price on the Trading Day that is immediately prior to the applicable Interest Payment Date. In no event shall the Interest Payment Rate be greater than $0.25.

“Late Fees” shall have the meaning set forth in Section 2(d).

“Mandatory Default Amount” means either, at the Holder’s discretion (i) the conversion of the outstanding principal amount of this Note, and, at the Holder’s election, all accrued and unpaid interest hereon, converted at the Alternate Conversion Price, or (ii) the payment of 100% of the outstanding principal amount of this Note and accrued and unpaid interest hereon, in addition to, for both (i) and (ii) above, the payment in cash of all other amounts, costs, expenses and liquidated damages due in respect of this Note. In the event the Holder makes the election described in (i) above but does not elect to receive Conversion Shares in respect of all accrued and unpaid interest on this Note, all accrued and unpaid interest shall be paid to the Holder in cash no later than the date the Conversion Shares are required to be delivered to the Holder.

“Mandatory Prepayment Amount” means, with respect to any repayment in cash, at any time with respect to any principal amount, the sum of (a) one hundred fifteen percent (115%) of the sum of the outstanding principal amount at such time and all accrued interest hereon unpaid at such time, and (b) all other amounts, costs, fees (including Late Fees), expenses, indemnification and liquidated and other damages and other amounts due to the Holder or any other Purchaser Party in respect of this Note or any other Transaction Document.

“Nevada Courts” shall have the meaning set forth in Section 8(d).

“Note Register” shall have the meaning set forth in Section 2(c).

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

“Original Issue Date” means the date of the first issuance of this Note, as set forth on the first page hereof, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Note.

“Principal Market” means, if and as applicable, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Select Global Market.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of June 7, 2022 among the Company and the original Holder, as amended, modified or supplemented from time to time in accordance with its terms.

“Purchase Rights” shall have the meaning set forth in Section 5(c).

“Qualified Subsequent Financing” means any issuance by the Company of any securities of the Company that results in gross proceeds of at least $2,000,000 to the Company from the sale of such securities to investors, pursuant to one or more definitive agreements in a form and with such provisions that are satisfactory to the Company and the Holder in a single transaction or related series of transactions, which consent from the Holder will not be unreasonably withheld.

“Required Minimum” means, as of any date, the number of shares of Common Stock that equals the aggregate number of shares of Common Stock as shall be issuable (taking into account the adjustments of Section 5) upon the conversion of the then outstanding principal amount of this Note and payment of interest hereunder. The initial reserve shall be 2,200,000 shares of Common Stock for all Notes issued on the Original Issue Date.

“Share Delivery Date” shall have the meaning set forth in Section 4(c)(ii).

“Trading Day” means a day on which the principal Trading Market for the Common Stock is open for trading; provided, if there be not principal Trading Market, then any Trading Market with respect to which the Company’s securities are authorized to trade. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American; the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; the New York Stock Exchange; OTC Markets or the OTC Bulletin Board (or any successors to any of the foregoing).

“VWAP” means, for or as of any date for any Security,

(i) the Dollar volume-weighted average price for such Security on the Trading Market (or, if the Trading Market is not the Principal Market for such Security, then on the principal securities exchange or securities market on which such Security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average); or,

(ii) if the foregoing does not apply, the dollar volume-weighted average price of such Security in the over-the-counter market on the electronic bulletin board for such Security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg; or

(iii) if no Dollar volume-weighted average price is reported for such Security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such Security on such date as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC); or

(iv) if the VWAP cannot be calculated for such Security on such date on any of the foregoing bases, the VWAP of such Security on such date shall be the fair market value as mutually determined by the Company and the Holder; or

(v) if the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved, and such fair market value (and therefore the “VWAP”) shall be determined by reference to the last price per share at which the Company sold equity.

All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

Section 2. Interest, Prepayment, Redemption, and Mandatory Prepayment Provisions.

a) Payment of Interest in Cash or Common Stock. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note at the rate of nine percent (9%) per annum (the “Old Interest”), payable quarterly on January 1, April 1, July 1 and October 1 (each, an “Interest Payment Date”), beginning on the first such date after the Original Issue Date, on each Conversion Date (as to that principal amount then being converted), on each Optional Redemption Date (as to that principal amount then being redeemed) and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day) through May 1, 2023. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note at the rate of twelve percent (12%) per annum (the “New Interest”), payable on each Interest Payment Date, beginning on or after May 2, 2023. Up to and including the October 1, 2023 Interest Payment Date, all interest payments are due and payable in cash. Any difference between the New Interest and the Old Interest that has accrued but has not be paid to the Holder shall be paid by the Company, at its option may in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company at the Interest Payment Rate or in cash. Commencing with the January 1, 2024 Interest Payment Date and thereafter, the Company, at its option may make interest payments and payment of other amounts due and payable under this Note in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company at the Interest Payment Rate or in cash.

Upon the occurrence of an Event of Default, the Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note at the rate of twenty percent (20%) per annum.

b) Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder has been made. Interest shall cease to accrue with respect to any principal amount converted, provided that, the Company actually delivers the Conversion Shares within the time period required by Section 4(c)(ii) herein. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”).

c) All overdue accrued and unpaid interest to be paid hereunder shall incur a late fee at an interest rate equal to the lesser of 20% per annum (the “Late Fees”) or the maximum rate permitted by applicable law, which shall accrue daily from the date such interest is due hereunder through and including the date of actual payment in full

d) Optional Redemption at the Election of Company.

(i) Provided that the Company has satisfied all of the Equity Conditions and subject to the provisions of this Section 2(e), at any time after the Original Issue Date, the Company may deliver a notice to the Holder (an “Optional Redemption Notice”, accompanied by proof of funds and a statement that any extant Event of Default shall be cured by the applicable Optional Redemption, and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem some or all of the then outstanding principal or interest amount of this Note for cash in an amount equal to the Optional Redemption Amount as provided on Schedule 2(e) hereto (the “Optional Redemption Amount”) on the 20th Trading Day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date”, such 20-Trading Day period, the “Optional Redemption Period” and such redemption, the “Optional Redemption”). The Optional Redemption Amount as determined in accordance with Schedule 2(e), is payable in full on the Optional Redemption Date. The Company may only effect an Optional Redemption if each of the Equity Conditions shall have been met, the Company has provided the Holder with proof of funds to defease the principal, interest, and any redemption premium due pursuant to the applicable Optional Redemption, and there is an effective registration statement covering the Conversion Shares on each Trading Day during the period commencing on the Optional Redemption Notice Date through to the Optional Redemption Date and through and including the date payment of the Optional Redemption Amount is actually made in full. If any of the Equity Conditions shall cease to be satisfied at any time during the Optional Redemption Period, then the Holder may elect to nullify the Optional Redemption Notice by notice to the Company within 10 Trading Days after the first day on which any such Equity Condition has not been met (provided that if, by a provision of the Transaction Documents, the Company is obligated to notify the Holder of the non- existence of an Equity Condition, such notice period shall be extended to the tenth Trading Day after proper notice from the Company) in which case the Optional Redemption Notice shall be null and void, ab initio. The Company covenants and agrees that it will honor all Notices of Conversion tendered from the time of delivery of the Optional Redemption Notice through the date all amounts owing thereon are due and paid in full. The Company’s determination to pay an Optional Redemption in cash shall be applied ratably to all of the holders of the then outstanding Notes based on their (or their predecessor’s) initial purchases of Notes pursuant to the Purchase Agreement.

(ii) Optional Redemption Procedure. Subject to this Section 2(e), the payment of cash pursuant to an Optional Redemption shall be payable on the Optional Redemption Date. If any portion of the payment pursuant to an Optional Redemption shall not be paid by the Company by the applicable due date, interest shall accrue thereon at an interest rate equal to the lesser of 20% per annum or the maximum rate permitted by applicable law until such amount is paid in full (the “Optional Redemption Interest Rate”). Notwithstanding anything herein contained to the contrary, if any portion of the Optional Redemption Amount, as applicable, remains unpaid after such date, the Holder may elect, by written notice to the Company given at any time thereafter, to invalidate such Optional Redemption, as applicable, ab initio, and, with respect to the Company’s failure to honor the Optional Redemption, the Company shall have no further right to exercise such Optional Redemption (for the avoidance of doubt, in the event that the Holder elects to invalidate such Optional Redemption, no further Optional Redemption Interest payments described in this Section 2(e) shall be due by the Company.

(iii) Holder’s Right to Convert Following Receipt of Optional Redemption Notice. The Holder shall be allowed at its option and upon written notice to the Company (1) to convert all or any outstanding portion of this Note, including principal, accrued interest and penalties into Conversion Shares through the date all amounts owing thereon are due and paid in full or (2) to convert all or any outstanding portion of this Note, including principal, accrued interest and penalties into shares of a to-be-issued class of Convertible Preferred Stock based on the Conversion Price, as adjusted, set forth in this Note, through the date all amounts owing thereon are due and paid in full.

Section 3. Registration of Transfers and Exchanges.

a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c) Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on this Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary. The Company shall update this Note Register to reflect permitted transferees and assignees of this Note.

Section 4. Conversion.

a) At any time after the earliest of: (i) the occurrence and continuance of an Event of Default, (ii) consummation of a Qualified Subsequent Financing, and (iii) on or after the date on which such Conversion Shares are eligible to be sold under Rule 144 without the need for current public information, until this Note is no longer outstanding, this Note shall be convertible, in whole or in part, into Conversion Shares, at the option of the Holder, at any time and from time to time (subject to the conversion limitations set forth in Section 4(d) hereof). The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note, and amount of accrued and unpaid interest (if any), to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The Holder and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s). The Company may deliver an objection to any Notice of Conversion within one Business Days of delivery of such Notice of Conversion, stating the basis of such objection and citing the relevant Section of this Note upon which such objection is based. In the event of any dispute or discrepancy, the Company and the Holder shall work to resolve such dispute or discrepancy to the mutual satisfaction of both parties. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

b) Conversion Price. Except as expressly set forth herein, the conversion price in effect on any Conversion Date shall be equal to the lower of (a) $0.0625 or (b) the price of the securities issued in a Qualified Subsequent Financing completed within the one (1) year anniversary of the Current Issue Date, subject to adjustment herein; provided, however, in no event shall the Conversion Price be greater than $0.25 (the “Conversion Price”).

c) Mechanics of Conversion.

i. Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note and any accrued and unpaid interest, including interest to be converted by (y) the Conversion Price.

i. Delivery of Certificate Upon Conversion. Not later than two Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder (A) a certificate or certificates representing the Conversion Shares representing the number of Conversion Shares being acquired upon the conversion of this Note, which, on or after the date on which such Conversion Shares are eligible to be sold under Rule 144 without the need for current public information and the Company has received an opinion of counsel to such effect, which such opinion must be acceptable to the Holder in its sole and absolute discretion (which opinion the Company shall be responsible for obtaining at its sole cost and expense) shall be free of restrictive legends and trading restrictions, representing the number of Conversion Shares being acquired upon the conversion of this Note. All certificate or certificates required to be delivered by the Company under this Section shall be delivered electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If the Conversion Date is prior to the date on which such Conversion Shares are eligible to be sold under Rule 144 without the need for current public information, or there is no registration statement in effect covering the Conversion Shares, the Conversion Shares shall bear a restrictive legend in the following form, as appropriate:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

Notwithstanding the foregoing, commencing on such date that the Conversion Shares are eligible for sale under Rule 144 subject to current public information requirements, the Company, upon request and at the sole cost and expense of the Company, shall obtain a legal opinion that is acceptable to the Holder in its sole and absolute discretion, to allow for such sales under Rule 144. A bank check shall accompany toe Certificates in the amount of accrued and unpaid interest (unless the Holder has elected to receive Conversion Shares for the accrued and unpaid interest).

ii. Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Notice of Conversion, ab initio, in which event the Company shall promptly return to the Holder any original Note delivered to the Company and the Holder shall promptly return to the Company the Common Stock certificates issued to such Holder pursuant to the rescinded Notice of Conversion.

iii. Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. In the event the Holder of this Note shall elect to convert any or all of the outstanding principal or interest amount hereof, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of Regulation, Contractual Obligation or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought. If the injunction is not granted, the Company shall promptly comply with all conversion obligations herein. If the injunction is obtained, the Company must post a surety bond for the benefit of the Holder in the amount of one hundred fifty percent (150%) of the outstanding principal amount of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of seeking such injunction, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(c)(ii) by the Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted $5 per Trading Day (increasing to $10 per Trading Day on the third (3rd) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Date until such certificates are delivered or Holder rescinds such conversion. Nothing herein shall limit the Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 6 hereof for the Company’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such certificate or certificates by the Share Delivery Date pursuant to Section 4(c)(ii), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 4(c)(ii). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

v. Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock a number of shares of Common Stock at least equal to 200% of the Required Minimum (to be adjusted monthly) for the sole purpose of issuance upon conversion of this Note and payment of interest on this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of this Note). The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vii. Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Note so converted and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

d) Holder’s Conversion Limitations. The Company shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates) (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this Note or any portion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(d) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and the portion of principal amount (and accrued but unpaid interest) of this Note that is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates) and the portion of principal amount of this Note (and, if applicable, accrued and unpaid interest) that is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice delivered by the Company or the Company’s transfer agent to the Holder setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of the Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder. The Holder may upon not less than sixty-one (61) days’ prior written notice to the Company increase or decrease the Beneficial Ownership Limitation provisions of this Section 4(d), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the Beneficial Ownership Limitation provisions of this Section 4(d) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

e) Automatic Conversion. Upon consummation of a Qualified Subsequent Financing, the outstanding principal amount of this Note plus all accrued but unpaid interest thereon and any other payment due hereunder, shall automatically, without any further action required by the Holder, be converted into shares of a class of the Company’s, yet-to-be-issued senior convertible preferred stock, in a form reasonably acceptable to the Holder, at the Conversion Price. No fractional shares of preferred stock are to be issued upon the conversion of this Note, but rather the number of shares of preferred stock to be issued shall be rounded to the nearest higher whole number.

Section 5. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of interest on, this Note), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Subsequent Equity Sales. If, at any time while this Note is outstanding, the Company or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to the Base Conversion Price. The provisions of this Section 5(b)) shall not operate to increase the Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 5(b) in respect of an Exempt Issuance. For the avoidance of doubt, if the Company engages in an at-the-market offering, the Company shall be deemed to have issued Common Stock at the lowest sale price at which the Common Stock was sold in such offering. If the Company enters into a Variable Rate Transaction, despite the prohibition set forth in the Purchase Agreement, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price, exercise price or exchange rate (or other price) at which such securities may be converted into or exchangeable or exercised for. The Company shall notify the Holder in writing, no later than 1 Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 5(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 5(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price (as adjusted in accordance with Section 5)(a)) on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 5(a) and Section 5(b) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d) Pro Rata Distributions. During such time as this Note is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Note, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Note (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

e) Fundamental Transaction. If, at any time while this Note is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, (without regard to any limitation in Section 4(d) on the conversion of this Note)the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of 1 share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of 1 share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the Obligations of the Company, in accordance with the provisions of this pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Note, deliver to the Holder in exchange for this Note a Security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the Obligations of the Company with the same effect as if such Successor Entity had been named as the Company herein. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new Note consistent with the foregoing provisions and evidencing the Holder’s right to convert such Note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 5(e) and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

f) Most Favored Nation. So long this Note is outstanding, upon any issuance by the Company of any new security, with any term that the Holder reasonably believes is more favorable to the holder of such security or with a term in favor of the holder of such security that the Holder reasonably believes was not similarly provided to the Holder in this Note, then (i) the Holder shall notify the Company of such additional or more favorable term within three (3) Business Days of the issuance or amendment (as applicable) of the respective security, or if later, within three (3) Business Days of the Company providing holder written notice of the transaction accompanied by copies of the definitive transaction documents, and (ii) such term, at Holder’s option, shall become a part of this Note (regardless of whether the Company or Holder complied with the notification provision of this Note or the Purchase Agreement). The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion or exercise discounts, conversion or exercise lookback periods, and discounts to the Effective Price Per Share of an Offering. If Holder elects to have the term become a part of this Note, then the Company shall immediately deliver acknowledgment of such adjustment in form and substance reasonably satisfactory to the Holder (the “Acknowledgment”) within one (1) Business Day of Company’s receipt of request from Holder (the “Adjustment Deadline”), provided that Company’s failure to timely provide the Acknowledgement shall not affect the automatic amendments contemplated hereby.

g) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

h) Notice to the Holder.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Notwithstanding anything in this Section 5 to the contrary, no adjustment pursuant to this Section 5 shall increase the Conversion Price.

ii. Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution or other restricted payment) in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last address as it shall appear upon this Note Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, or the date on which the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company was authorized, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon any such reclassification, consolidation, merger, sale, transfer, share exchange, or voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K or if it is not subject to the reporting requirements of the Commission, a press release. The Holder shall remain entitled to convert this Note during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 6. Events of Default.

a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default in the payment of (A) the principal amount of this Note or (B) interest, liquidated damages and other amounts owing to the Holder on this Note, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within five (5) Trading days);

ii. the Company shall fail to observe or perform any other covenant or agreement contained in this Note (other than a breach by the Company of its obligations to deliver shares of Common Stock to the Holder upon conversion, which breach is addressed in clause (xi) below) which failure is not cured, if possible to cure, within the earlier to occur of (A) five (5) Trading Days after notice of such failure sent by the Holder to the Company and (B) five (5) Trading Days after the Company has become or should have become aware of such failure;

iii. a breach, default, event of default or the failure observe or perform any covenant or agreement (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is obligated (and not covered by clause (v) below);

iv. the Company experiences a Material Adverse Effect;

v. any Person shall breach any agreement delivered to the initial Holder pursuant to Section 2.2 of the Purchase Agreement;

vi. any representation or warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect (or, to the extent such representation or warranty is qualified by materiality or Material Adverse Effect, in any respect) as of the date when made or deemed made;

vii. the Company or any Subsidiary shall default on any of its obligations under any agreement, mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $100,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

viii. the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

ix. (A) the Common Stock shall not be eligible for listing or quotation for trading, or has been suspended from listing or quotation, on its Principal Market and shall not resume listing or quotation for trading thereon or on any other Trading Market (other than OTC Pink) within three (3) Trading Days, (B) the transfer of shares of Common Stock through the Depository Trust Company System is no longer available or “chilled”, or (C) the Company’s failure to comply with any rules or regulations of its Principal Market;

x. the Company shall be a party to any Change of Control Transaction or shall agree to sell or dispose of all or in excess of fifty percent (50%) of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction);

xi. the Company shall fail for any reason to deliver certificates to the Holder prior to the third Trading Day after a Conversion Date or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company’s intention to not honor requests for conversions of this Note in accordance with the terms hereof;

xii. the Company fails to be in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable);

xiii. the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any property of the Borrower or any Subsidiary having an aggregate fair value or repair cost (as the case may be) in excess of $100,000 individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within forty-five (45) days after the date thereof;

xiv. any monetary judgment, writ or similar final process shall be entered or filed against the Company, any Subsidiary or any of their respective property or other assets for more than $100,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of forty-five (45) calendar days;

xv. prior to the payment in full and satisfaction of the owed under this Note, any security interest and Lien purported to be created by any Transaction Document shall cease to be in full force and effect, or shall cease to give the Holders, the Liens, rights, powers and privileges purported to be created and granted under such Transaction Documents (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Transaction Document)) in favor of the Holders, or shall be asserted by the Company or any Affiliate(s) not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or any such Transaction Document) security interest in or Lien on the Collateral covered thereby;

xvi. the Company shall enter into any transaction or arrangement structured in accordance with, based upon, or related or pursuant to, in whole or in part, Section 3(a)(l0) of the Securities Act;

xvii. the Company shall enter into a Variable Rate Transaction;

xviii. any attempt by the Company or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Borrower or its officers, directors, and/or affiliates of, material non-public information concerning the Borrower, to the Holder or its successors and assigns, which is not immediately cured by Borrower’s public disclosure of such information on that same date;

xix. the Initial Registration Statement (as defined in the Registration Rights Agreement) shall not have been filed by the Filing Date;

xx. if, during the Effectiveness Period (as defined in the Registration Rights Agreement), either (a) the effectiveness of the Registration Statement lapses for any reason or (b) the Holder shall not be permitted to resell Registrable Securities (as defined in the Registration Rights Agreement) under the Registration Statement for a period of more than 20 consecutive Trading Days or 30 non-consecutive Trading Days during any 12 month period; provided, however, that if the Company is negotiating a merger, consolidation, acquisition or sale of all or substantially all of its assets or a similar transaction and, in the written opinion of counsel to the Company, the Registration Statement would be required to be amended to include information concerning such pending transaction(s) or the parties thereto which information is not available or may not be publicly disclosed at the time, the Company shall be permitted an additional 10 consecutive Trading Days during any 12 month period pursuant to this Section;

b) Remedies Upon Event of Default. If any Event of Default occurs, at the Holder’s election (i) the outstanding principal amount of this Note, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become immediately due and payable in cash pursuant to clause (ii) of the definition of Mandatory Default Amount, or (ii) the outstanding principal amount of this Note, and, if elected by the Holder, all accrued and unpaid interest hereon, shall be converted into share of Common Stock at the Alternate Conversion Price pursuant to clause (i) of the definition of Mandatory Default Amount. In the event the Holder makes the election described in clause (ii) of this Section above, but does not elect to receive Conversion Shares in respect of all accrued and unpaid interest on this Note, all accrued and unpaid interest shall be paid to the Holder in cash no later than the date the Conversion Shares are required to be delivered to the Holder. Commencing on the occurrence of any Event of Default and for as long an Event of Default is not cured, the interest rate on this Note as set forth in Section 2 above shall accrue at a rate equal to 20% per annum. Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of this Note until such time, if any, as the Holder receives full payment pursuant to this Section 6(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon; and in addition to any other rights and remedies available to the Holder in an Event of Default, the Conversion Price in effect on any Conversion Date shall be equal to the Alternate Conversion Price, subject to adjustment herein, without any notice or any action taken by the Holder. The Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.

Section 7 Negative Covenants. As long as any portion of this Note remains outstanding, unless the Holder shall have otherwise given prior written consent, the Company shall not, and shall not permit any of its subsidiaries (whether or not a Subsidiary on the Original Issue Date) to, directly or indirectly:

a) except for Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

b) except for Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

d) except for Permitted Indebtedness, repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than as to (i) the Conversion Shares as permitted or required under the Transaction Documents and (ii) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors during the term of this Note;

e) repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness, other than the Liabilities, and other than regularly scheduled principal and interest payments of Permitted Indebtedness as such terms are in effect as of the Original Issue Date, provided that such payments shall not be permitted if, at such time, or after giving effect to such payment, any Event of Default exist or occur; provided that neither the Company nor any of its Subsidiaries shall make any cash payment in respect of the Indebtedness issued pursuant to the Additional Note Financing or the Subsequent Financing, until the full and final payment in cash of the Liabilities;

f) pay cash dividends or distributions on any equity securities of the Company;

g) enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval);

h) sell, lease or otherwise dispose of any significant portion of its assets or acquire any assets or business on or after the Original Issue Date;

i) make or suffer to exist any Investments using any proceeds from the Holder or any of its Affiliates (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to become or remain a partner in any partnership or joint venture, except for: (i) Investments in cash and cash equivalents; and (ii) Investments in Subsidiaries that have guaranteed the Liabilities and joined the Security Agreement as a debtor pursuant to Section 4.24(b) of the Purchase Agreement;

j) use any proceeds from the Holder or any of its Affiliates to pay any liquidated damages, penalties, fees or other amounts that may be due and payable under this Note;

k) file any registration statement with respect to any securities other than Registrable Securities (as defined in the Registration Rights Agreement) after the date hereof, or otherwise cause such securities to become registered with the SEC or under any state securities laws;

l) enter into any agreement with respect to any of the foregoing;

m) fail to use the proceeds of this Note as provided for in the Transaction Documents, including being engaged in operations involving the financing of any investments or activities in, or any payments to, any Sanctioned Person;

n) directly or indirectly (including through agents, contractors, trustees, representatives or advisors) (a) be in violation of any Sanctions Law or engage in, or conspire or attempt to engage in, any transaction evading or avoiding any prohibition in any sanction law, (b) be a sanctioned person or derive revenues from investments in, or transactions with Sanctioned Persons, (c) have any assets located in Sanctioned Jurisdictions, (d) deal in, or otherwise engage in any transactions relating to, any property or interest in property blocked pursuant to any regulation administered or enforced by OFAC or (e) fail to comply with any material regulations or contractual obligations applicable to it or fail to obtain or comply with any material permits.

Section 8. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by receipt acknowledged electronic mail or sent by a nationally recognized overnight courier service, addressed to the Company, at the email address or mailing address set forth on its signature page hereto, or such other facsimile number, electronic mail or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 8(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by electronic mail, or sent by a nationally recognized overnight courier service addressed to the Holder at the email address, facsimile number or address of the Holder appearing on the books of the Company, or if no such email address or facsimile number or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement, or such other electronic mail or address as the Holder may specify for such purposes by notice to the Company delivered in accordance with this Section 8(a). Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail prior to 5:30 p.m. (New York City time) on any Trading Day if receipt be acknowledged, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via electronic mail on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day if receipt be acknowledged, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, receipt acknowledged or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein.

c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the Clark County, Nevada (the “Nevada Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Nevada Courts, or such Nevada Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing.

f) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

j) Secured Obligation. The obligations of the Company under this Note are secured by all assets of the Company and each Subsidiary pursuant to the Amended and Restated Security Agreement, dated as of June 7, 2022 between the Company, the Subsidiaries of the Company and the Secured Parties (as defined therein)

k) Payment of Collection; Enforcement and Other Costs. In addition to, and not in substitution for and not to limit (but without duplication), any other right to reimbursement under this Note or any other Transaction Document, (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any Proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (ii) there occurs any bankruptcy, reorganization, receivership of the Company or other Proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay all out-of-pocket costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other Proceeding, including, but not limited to, attorneys’ fees and disbursements

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

OPTIMUS HEALTHCARE SERVICES, INC.

By:
	Name:	Cliff Saffron
	Title:	Interim Chief Executive Officer

Mailing Address for Notices:
1400 Old Country Road – Suite 306
Westbury, NY 11590

Email Address for delivery of Notices:
csaffron@theoptimushealthcare.com
Facsimile No. for delivery of Notices:

ANNEX A - NOTICE OF CONVERSION

The undersigned hereby elects to convert principal (and, if applicable, accrued and unpaid interest) under the Original Issue Discount Senior Secured Convertible Promissory Note due June 7, 2024 of Optimus Healthcare Services, Inc., a Florida corporation (the “Company”), into shares of common stock (the “Common Stock”) or Convertible Preferred Stock, of the Company according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Common Stock does not exceed the amounts specified under Section 4(d) of this Note, as determined in accordance with such Section.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion Information

Date to Effect Conversion: ________________________________________

Outstanding Principal Before Conversion: ____________________________________________

Outstanding Interest Before Conversion: ____________________________________________

Principal Amount of Note to be Converted: _______________________________________

Interest Amount of Note to be Converted: _______________________________________

Conversion Price Calculations:

Total Shares of Common Stock to be Issued:

Outstanding Principal After Conversion: ________________________________

Outstanding Interest After Conversion: _______________________________

DWAC Instructions	Physical Delivery

Broker:

DTC#:	Issue to:

Account:	Address:

Account Name:

Entity Name:

Signatory Name:

Title:

Signature:

Schedule 1

CONVERSION SCHEDULE

This Original Issue Discount Senior Secured Convertible Promissory Note due on June 7, 2024 in the original principal amount of $ is issued by Optimus Healthcare Services, Inc., a Florida corporation. This Conversion Schedule reflects conversions made under Section 4 of the above referenced Note.

Dated:

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Company Attest

Schedule 2(e)

OPTIONAL REDEMPTION AMOUNT

Subject to compliance with Section 2(e) of this Note, and subject to the Holder’s right under Section 2(e) at Holder’s option and upon written notice to the Company to convert all or any portion of this Note, including outstanding principal, accrued interest and penalties, as applicable, through the date all amounts owing thereon are due and paid in full into Conversion Shares or shares of the Company’s to-be-issued series of Convertible Preferred Stock, in each case based on the Conversion Price, as adjusted, the Company may redeem any portion of the principal amount of this Note, any accrued and unpaid interest, and any other amounts due under this Note in accordance with the following formulae: if the Company exercises its right to redeem this Note, the Company shall make payment to the Holder of (i) an amount in cash equal to the product of (x) the sum of the principal amount of this Note and any accrued and unpaid interest and (y) 110%, if such voluntary redemption occurs on or before June 19, 2022, (ii) an amount in cash equal to the product of (x) the sum of the principal amount of this Note and any accrued and unpaid interest and (y) 115%, if such voluntary prepayment occurs after June 19, 2022 and before July 19, 2022, (iii) an amount in cash equal to the product of (x) the sum of the principal amount of this Note and any accrued and unpaid interest and (y) 120%, if such voluntary prepayment occurs after July 19, 2022 and before August 19, 2022, (iv) an amount in cash equal to the product of (x) the sum of the principal amount of this Note and any accrued and unpaid interest and (y) 125%, if such voluntary prepayment occurs after August 19, 2022 and before September 19, 2022, (v) an amount in cash equal to the product of (x) the sum of the principal amount of this Note and any accrued and unpaid interest and (y) 130%, if such voluntary prepayment occurs after September 19, 2022 and before the Maturity Date.